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EXHIBIT 10.23(a)

                                    AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT
                                       AND
                      NON-QUALIFIED STOCK OPTION AGREEMENT

     This AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment"), is made December 22, 1995 by and between Valassis Communications, Inc. (the "Corporation") and William F. Hogg, Jr. (the "Executive).

     WHEREAS, the Corporation, Valassis Inserts, Inc. ("VII"), and the Executive entered into that certain Employment Agreement effective March 18, 1992 (the "Employment Agreement"); and

     WHEREAS, VII merged into the Corporation; and

     WHEREAS, the Corporation entered into a NON-QUALIFIED STOCK OPTION AGREEMENT with the Executive effective as of June 17, 1993 (the "Option Agreement"); and

     WHEREAS, the Corporation and the Executive desire to amend the Employment Agreement and the Option Agreement to reflect the merger of VII into the Corporation, extend the term of employment under the Employment Agreement, and conform the Employment Agreement to the Corporation's new policy of semi-annual bonuses instead of annual bonuses.

     NOW THEREFORE, in consideration of the above recitals, the parties hereto agree as set forth below.

     1. In order to reflect the merger of VII into the Corporation, all references in the Employment Agreement to (a) "Valassis" shall be deemed to be references to "VCI"; (b) "the Corporations" shall be deemed to be references to "the Corporation"; and (c) "Boards" shall be deemed to be references to the "Board of VCI."

     2. Section 1.(b) of the Employment Agreement shall be amended to read in its entirety as follows:

          "The Employment Period shall commence as of the consummation date (the "Effective Date") of the initial public offering of the common stock of VCI (the "IPO") and shall continue until the close of business on September 30, 1997."

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     3.   The Employment Agreement shall be amended so that all references to
"Annual Cash Bonus" in the Employment Agreement shall be deemed to be references to "Semi-Annual Cash Bonus."

     4. Section 3.(a) of the Employment Agreement shall be amended to read in its entirety as follows:

          (a) Salary. The Executive's annual base salary ("Annual Base Salary"), payable not less often than biweekly, shall be at the annual rate of not less than $190,000 from and after July 1, 1994. The Board may from time to time direct such upward adjustments in Annual Base Salary and other compensation and benefits as the Board deems to be necessary or desirable, including, without limitation, adjustments in order to reflect increases in the cost of living. Annual Base Salary shall not be reduced after any increase thereof. Any increase in Annual Base Salary and/or other compensation and benefits shall not serve to limit or reduce any other obligation of the Corporation under this Agreement.

     5. Section 3.(b) of the Employment Agreement shall be amended to read in its entirety as follows:

          "Commencing on January 1, 1996, with respect to each six month period ending on June 30 and December 31 thereafter, the Executive shall be paid by the Corporation a semi-annual cash bonus of up to 50% of the Annual Base Salary in accordance with the targets set by the Board or the Compensation/Stock Option Committee of the Corporation (the "Committee"). Each such semi-annual bonus (the "Semi-Annual Cash Bonus") shall be paid promptly after the end of the applicable six month period when either the Board or the Committee has determined that applicable targets have been met but in no event later than 60 days after each June 30 and December 31. The Executive shall also be entitled to participate in any programs of the Corporation enabling employees to apply all or part of any bonus to the purchase of the Corporation's stock and receive matching grants."

     6. Section 5.(a)(iii) of the Employment Agreement shall be amended by deleting the phrase "100% of the maximum Annual Cash Bonus for the fiscal year" and inserting the phrase "two times the maximum Semi-Annual Cash Bonus for the current six month period."

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     7.   Section 7.(b) shall be amended to read as follows:

          (b) Covenant Not to Compete or Solicit. During the Employment Period, the Executive shall not offer or sell any products or services that compete for sales promotion dollars in any market with the business of VCI, nor shall he render services to any firm, person or corporation so competing with VCI, nor shall he have any interest, direct or indirect, in any business that is so competing with the business of VCI, provided, however, that ownership of 5 per cent or less of any class of debt or equity securities which are publicly traded securities shall not be a violation of this covenant. The foregoing provisions of this Section 7.(b) shall be extended at the option of VCI for up to two additional years after the end of the Employment Period so long as VCI shall pay to the Executive with respect to each year as to which it has exercised its option an amount equal to Annual Base Salary in biweekly installments during such year. The first year of such extension shall be exercised at the option of VCI upon written notice to the Executive not later than 60 days prior to the end of the Employment Period. The second year of such extension shall be exercised at the option of VCI upon written notice to the Executive no later than 60 days prior to the end of the exercised first year of such extension. So long as the Executive as employed hereunder, and for any additional period of time described in the preceding sentences, the Executive shall not, directly or indirectly, (i) solicit any employee of VCI with a view to inducing or encouraging such employee to leave the employ of VCI for the purpose of being hired by the Executive or any employer affiliated with the Executive; or (ii) solicit, take away, attempt to take away, or otherwise interfere with VCI's business relationship with any of its respective customers.

     8. All other terms of the Employment Agreement and the Option Agreement shall remain in full force and effect.

     9. This instrument, together with the Employment Agreement and the Option Agreement, contains the entire agreement of the parties with respect to the subject matter hereof. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The amendments to the Employment Agreement and the Option Agreement contained in this Amendment shall be effective from and after January 1, 1996.

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     IN WITNESS WHEREOF, the Executive and the Corporation have caused this
Agreement to be executed as of the day and year first above written.


                                            /s/ Valassis Communications, Inc.
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                                            /s/ William F. Hogg, Jr.
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